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                        Independent Auditors' Consent

To the Board of Directors of The Reader's Digest Association, Inc.:


We consent to the incorporation by reference in the registration statements (Registration No. 333-73336 and 333-107278) on Form S-3 and (Registration Nos. 33-37434, 33-56883, 333-57789, 333-42726, 333-105325, 333-105326, and
333-105327) on Form S-8 of The Reader's Digest Association, Inc. and subsidiaries (the Company) of our report dated July 25, 2003, with respect to the consolidated balance sheets of the Company as of June 30, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2003, which report is incorporated by reference in the Company's Annual Report on Form 10-K for the period ended June 30, 2003.


/s/ KPMG LLP



New York, New York
August 18, 3002